Registration No. 333-

As filed with the Securities and Exchange Commission on April 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRANE NXT, CO.

(Exact name of registrant as specified in its charter)

Delaware	88-0706021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

950 Winter Street, 4th Floor, Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

CRANE HOLDINGS, CO. 2018 AMENDED & RESTATED STOCK INCENTIVE PLAN

(Full title of the plan)

Paul G. Igoe

Senior Vice President, General Counsel and Secretary

Crane NXT, Co.

950 Winter Street, 4th Floor

Waltham, MA 02451

(Name and address of agent for service)

(610) 430-2510

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Crane NXT, Co. (formerly Crane Holdings, Co.), a Delaware corporation (the “Registrant”), to register the offering and sale of an additional 6,889,077 shares of its common stock, par value $1.00 per share (“Common Stock”), issuable to eligible employees and non-employee directors of the Registrant and its subsidiaries under the Crane Holdings, Co. (formerly Crane Co.) 2018 Amended & Restated Stock Incentive Plan (the “2018 Amended & Restated Plan”). The Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission in connection with the 2018 Amended & Restated Plan on April 28, 2021 (File No. 333-255581), and in connection with the Crane Co. 2018 Stock Incentive Plan (the “Prior Plan”) on April 24, 2018 (File No. 333-224427) and April 25, 2018 (File No. 333-202554), are hereby incorporated by reference. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*

Information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2018 Amended & Restated Plan as covered by this Registration Statement and as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023;

2.

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  7, 2023, February  27, 2023, March  8, 2023, March  20, 2023, April  3, 2023 and April 4, 2023 (other than portions of those documents not deemed to be filed per the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

3.

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, including all amendments and reports updating such description. Reference is also made to the description of the Registrant’s Common Stock set forth in the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 15, 2022.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until and to the extent the information contained therein is superseded or modified by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the 2018 Amended & Restated Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Paul G. Igoe, Senior Vice President, General Counsel and Secretary of the Registrant. As of April 13, 2023, Mr. Igoe did not beneficially own any shares of the Registrant’s Common Stock or hold any vested equity awards granted by the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Registrant shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

The Registrant’s Amended and Restated By-laws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was or has agreed to become a director or officer of the Registrant, or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent not prohibited by applicable law, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Registrant also has the power to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law.

The Registrant’s Amended and Restated By-laws also provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was or has agreed to become a director or officer of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent not prohibited by applicable law, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated By-laws further provide that, to the extent that a present or former director or officer of the Registrant has been successful on the merits, or otherwise in defense of any action, suit or proceeding referred to in the two paragraphs immediately above, or in defense of any claim, issue or matter therein, such person shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Further, any indemnification under Article IX of the Registrant’s Amended and Restated By-laws (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director or officer of the Registrant, or a person who has agreed to become a director or officer of the Registrant, or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise is proper in the circumstances because the person has met the applicable standard of conduct set forth in the two paragraphs immediately above. Such determination shall be made, with respect to a person who is a director or officer of the Registrant at the time of such determination: (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Registrant.

In addition, the costs, charges and expenses (including attorneys’ fees) incurred by a person who is a director or officer of the Registrant at such time in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant as authorized under Article IX of the Registrant’s Amended and Restated By-laws. The costs, charges and expenses (including attorneys’ fees) incurred by any former director or officer of the Registrant or by persons serving at the request of the Registrant as directors or officers of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate.

The Registrant may, to the extent authorized from time to time by its Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred in the Registrant’s Amended and Restated By-laws to directors and officers of the Registrant.

In addition, the Registrant entered into certain customary indemnification agreements with its directors and officers. These agreements require the Registrant to provide indemnification and expense reimbursement in certain circumstances.

The Registrant also purchased and maintains directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers or any person who is or was or has agreed to become a director or officer of the Registrant or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and that covers the Registrant for reimbursement of payments to its directors and officers and such persons in respect of such liabilities and expenses, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors of the Registrant.

The foregoing is only a general summary of certain aspects of Delaware law, the Registrant’s Amended and Restated Certificate of Incorporation and the Registrant’s Amended and Restated By-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above, the Registrant’s Amended and Restated Certificate of Incorporation and the Registrant’s Amended and Restated By-laws and the indemnification agreements referenced above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.

EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.

4.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, dated as of April 3, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 3, 2023).

4.2	Amended and Restated Certificate of Incorporation of the Registrant, dated as of May 16, 2022 (incorporated by reference to Exhibit 3.1 to Crane Holdings, Co.’s Current Report on Form 8-K12G3 filed on May 16, 2022).

4.3	Amended and Restated By-laws of the Registrant, dated as of April 3, 2023 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on April 3, 2023).

4.4	Crane Holdings, Co. (formerly Crane Co.) Amended & Restated 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 26, 2021).

5.1	Opinion of Paul G. Igoe, Esq. regarding the legality of the securities being registered hereunder (filed herewith).

23.1	Consent of Deloitte & Touche LLP relating to the financial statements of the Registrant appearing in the Registrant’s Annual Report on Form 10-K (File No: 1-1657) for the year ended December 31, 2022 (filed herewith).

23.2	Consent of Deloitte & Touche LLP relating to the combined financial statements of Crane NXT appearing in the Registrant’s Current Report on Form 8-K filed on April 3, 2023 (filed herewith).

23.3	Consent of Paul G. Igoe, Esq. (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table (filed herewith).

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 13th day of April 2023.

CRANE NXT, CO.

By:	/s/ Christina Cristiano
Christina Cristiano
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Crane NXT, Co., do hereby constitute and appoint Anthony M. D’Iorio and Julie A. Constantinides, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any amendments the purpose of registering additional shares in accordance with General Instruction E to Form S-8) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Aaron W. Saak Aaron W. Saak	President, Chief Executive Officer and Director (Principal Executive Officer)	April 13, 2023

/s/ Christina Cristiano Christina Cristiano	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 13, 2023

/s/ Bianca Shardelow Bianca Shardelow	Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)	April 13, 2023

/s/ John S. Stroup John S. Stroup	Chairman of the Board	April 13, 2023

/s/ Michael Dinkins Michael Dinkins	Director	April 13, 2023

/s/ Ellen McClain Ellen McClain	Director	April 13, 2023

/s/ Max H. Mitchell Max H. Mitchell	Director	April 13, 2023

/s/ James L.L. Tullis James L.L. Tullis	Director	April 13, 2023